Press Release	Contacts:
Quentin McMillan (Investors): quentin.mcmillan@aig.com
Nikia Redhead (Media): nikia.redhead@aig.com

AIG to Redeem Series A-3 Junior Subordinated Debentures

NEW YORK – September 3, 2024 – American International Group, Inc. (NYSE: AIG) today announced that it will redeem all of its outstanding Series A-3 Junior Subordinated Debentures (Common Code 026874BG1 / ISIN XS0291642154) (the “Debentures”) on September 16, 2024 (the “Redemption Date”). On the Redemption Date, AIG will pay to the registered holders of the Debentures a redemption price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest to, but not including, the Redemption Date. As of September 3, 2024, €41,550,000 aggregate principal amount of the Debentures were outstanding.

This press release does not constitute a notice of redemption of the Debentures. Holders of the Debentures should refer to the notice of redemption delivered to the registered holders of the Debentures by The Bank of New York Mellon, the trustee with respect to the Debentures.

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Certain statements in this press release, including those describing the completion of the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in approximately 190 countries and jurisdictions protect their assets and manage risks through AIG operations and network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.